Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-255274) on Form S-8 and the registration statement (No. 333-264009) on Form F-3 of our report dated October 19, 2022, with respect to the consolidated financial statements of MINISO Group Holding Limited and the effectiveness of internal control over financial reporting.

/s/ KPMG Huazhen LLP

Guangzhou, China

October 19, 2022